UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

Frontier Oil Corporation

(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas	77024-3411
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 688-9600

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

      On September 21, 2004, Frontier Oil Corporation (the “Company”) and certain of its wholly-owned subsidiaries (the “Guarantors”) entered into a Purchase Agreement pursuant to which the Company sold, on October 1, 2004, in a private placement $150 million of 6 5/8% Senior Notes due 2011 (the “Notes”) that are fully and unconditionally guaranteed by the Guarantors. The purpose of this Current Report on Form 8-K is to satisfy certain obligations of the Company and the Guarantors under a registration rights agreement executed in connection with the private placement by presenting the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003, including a new note number 12 in the accompanying notes to consolidated financial statements to present certain consolidating financial information of the Company and the Guarantors as required by Rule 3-10 of Regulation S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Frontier Oil Corporation

We have audited the accompanying consolidated balance sheets of Frontier Oil Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Frontier Oil Corporation for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 8, 2002.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Frontier Oil Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas

February 19, 2004
     (November 17, 2004 as to Note 12)

      Frontier Oil Corporation dismissed Arthur Andersen LLP on March 28, 2002 and subsequently engaged Deloitte & Touche LLP as its independent auditors. The predecessor auditors’ report appearing below is a copy of Arthur Andersen LLP’s previously issued opinion dated February 8, 2002. Since Frontier Oil Corporation is unable to obtain a manually signed audit report, a copy of Arthur Andersen LLP’s most recent signed and dated report has been included to satisfy filing requirements, as permitted under Rule 2-02(e) of Regulation S-X.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Frontier Oil Corporation:

      We have audited the accompanying consolidated balance sheets of Frontier Oil Corporation (a Wyoming corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Oil Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas

February 8, 2002

FRONTIER OIL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2003	2002	2001

	(In thousands except per share amounts)
Revenues:
Refined products	$2,169,551	$1,812,613	$1,889,233
Other	952	1,137	(832)

	2,170,503	1,813,750	1,888,401

Costs and Expenses:
Raw material, freight and other costs	1,860,795	1,562,613	1,491,772
Refinery operating expenses, excluding depreciation	200,383	178,295	189,948
Selling and general expenses, excluding depreciation	19,890	17,611	17,571
Merger termination and legal costs (Note 3)	8,739	—	—
Depreciation	28,832	27,332	25,010

	2,118,639	1,785,851	1,724,301

Operating income	51,864	27,899	164,100
Interest expense and other financing costs	28,746	27,613	31,146
Interest income	(1,109)	(1,802)	(2,772)
Merger financing termination costs, net (Note 3)	18,039	—	—

	45,676	25,811	28,374

Income before income taxes	6,188	2,088	135,726
Provision for income taxes	2,956	1,060	28,073

Net income	$3,232	$1,028	$107,653

Basic earnings per share of common stock	$.12	$.04	$4.12

Diluted earnings per share of common stock	$.12	$.04	$4.00

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands except
	share data)
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$64,520	$112,364
Trade receivables, net of allowance of $500 in both years	86,519	81,154
Note receivable, net of allowance of $800 in 2002	—	1,449
Other receivables	1,834	987
Inventory of crude oil, products and other	123,999	105,160
Deferred tax assets	5,967	5,346
Other current assets	1,974	2,510

Total current assets	284,813	308,970

Property, plant and equipment, at cost:
Refineries, terminal equipment and pipelines	489,502	447,948
Furniture, fixtures and other equipment	6,142	5,119

	495,644	453,067
Less — accumulated depreciation	173,196	144,127

	322,448	308,940
Deferred financing costs, net	4,009	5,460
Commutation account (Note 8)	19,550	—
Prepaid insurance (Notes 2 and 8)	6,593	—
Other assets	4,884	5,507

Total assets	$642,297	$628,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$177,235	$174,917
Revolving credit facility	45,750	—
Accrued turnaround cost	10,412	12,849
Accrued liabilities and other	10,282	9,095
Accrued interest	2,513	3,856

Total current liabilities	246,192	200,717

Long-term debt	168,689	207,966
Long-term accrued turnaround cost	16,229	14,013
Post-retirement employee liabilities	20,725	18,784
Deferred credits and other	4,255	3,963
Deferred income taxes	16,930	15,176
Commitments and contingencies (Note 8)
Shareholders’ equity:
Preferred stock, $100 par value, 500,000 shares authorized, no shares issued	—	—
Common stock, no par, 50,000,000 shares authorized, 30,643,549 and 30,290,324 shares issued in 2003 and 2002, respectively	57,504	57,469
Paid-in capital	106,443	102,557
Retained earnings	47,614	49,621
Accumulated other comprehensive loss	(924)	(598)
Treasury stock, at cost, 4,264,673 and 4,151,210 shares at December 31, 2003 and 2002, respectively	(39,914)	(37,959)
Deferred employee compensation	(1,446)	(2,832)

Total shareholders’ equity	169,277	168,258

Total liabilities and shareholders’ equity	$642,297	$628,877

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$3,232	$1,028	$107,653
Depreciation	28,832	27,332	25,010
Deferred finance cost and bond discount amortization	10,642	2,033	2,168
Deferred employee compensation amortization	1,386	907	380
(Decrease) increase allowance for doubtful trade and note receivables	(186)	800	—
Impairment loss on asset to be sold	189	363	—
Deferred income taxes	2,655	1,149	9,463
Long-term commutation account and prepaid insurance	(26,566)	—	—
Amortization of long-term prepaid insurance	423	—	—
Other	(690)	(562)	381
Changes in components of working capital from operations:
Decrease (increase) in trade, note and other receivables	(4,577)	(22,178)	15,912
Decrease (increase) in inventory	(18,839)	(17,190)	37,511
Decrease (increase) in other current assets	536	(267)	1,569
(Decrease) increase in accounts payable	(4,282)	64,004	(60,013)
(Decrease) increase in accrued liabilities and other	1,240	(6,597)	(1,459)

Net cash (used in) provided by operating activities	(6,005)	50,822	138,575
Cash flows from investing activities:
Additions to property, plant and equipment	(33,677)	(29,517)	(22,745)
Proceeds from sale of assets	304	—	—
Other investments	(927)	(100)	(79)
El Dorado Refinery acquisition — contingent earn-out payment	—	(7,500)	—

Net cash used in investing activities	(34,300)	(37,117)	(22,824)
Cash flows from financing activities:
Proceeds from issuance of 8% Senior Notes, net of discount	218,143	—	—
Repurchase of debt:
9 1/8% Senior Notes	(39,475)	(1,090)	(24,410)
8% Senior Notes	(220,000)	—	—
11 3/4% Senior Notes	—	—	(6,541)
Proceeds (repayments) of revolving credit facility, net	45,750	—	(23,000)
Proceeds from issuance of common stock (Note 6)	1,441	1,702	3,271
Purchase of treasury stock	(1,075)	(787)	(22,600)
Dividends paid	(5,187)	(5,161)	(2,629)
Deferred finance costs and other	(7,136)	—	(293)

Net cash used in financing activities	(7,539)	(5,336)	(76,202)

(Decrease) increase in cash and cash equivalents	(47,844)	8,369	39,549
Cash and cash equivalents, beginning of period	112,364	103,995	64,446

Cash and cash equivalents, end of period	$64,520	$112,364	$103,995

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND

STATEMENTS OF COMPREHENSIVE INCOME

	Common Stock
									Accumulated
						Treasury Stock			Other	Total
	Number of				Retained			Deferred	Comprehensive
	Shares		Paid-In	Comprehensive	Earnings	Number of		Employee	Income	Number of
	Issued	Amount	Capital	Income	(Deficit)	Shares	Amount	Compensation	(Loss)	Shares	Amount

	(In thousands except shares)
December 31, 2000	29,190,004	$57,359	$89,706		$(49,916)	(2,622,596)	$(15,725)	$—	$—	26,567,408	$81,424

Shares issued under:
Stock option plan	869,570	87	3,987		—	(101,870)	(785)	—	—	767,700	3,289
Directors stock plan	—	—	—		—	3,000	13	—	—	3,000	13
Restricted stock issuances, net	—	—	663		—	254,929	1,351	(2,014)	—	254,929	—
Shares repurchased under:
Stock repurchase plans	—	—	—		—	(1,774,400)	(23,017)	—	—	(1,774,400)	(23,017)
Comprehensive income:
Net income	—	—	—	$107,653	107,653	—	—	—	—	—	107,653
Other comprehensive income:
Cumulative effect of accounting change on fair value of derivative instruments, net of tax of $206				3,910
Change in fair value of derivatives, net of tax of $160				(1,626)
Derivative value reclassed to income, net of tax of $46				(2,284)
Minimum pension liability, net of tax of $158				(255)

Other comprehensive income				(255)					(255)	—	(255)

Comprehensive income				$107,398

Income tax benefits of stock options	—	—	3,690		—	—	—	—	—	—	3,690
Deferred employee compensation:
Amortization/vested shares	—	—	—		—	—	—	380	—	—	380
Dividends declared	—	—	—		(3,973)	—	—	—	—	—	(3,973)

December 31, 2001	30,059,574	$57,446	$98,046		53,764	(4,240,937)	(38,163)	(1,634)	(255)	25,818,637	169,204

Shares issued under:
Stock option plan	230,750	23	1,543		—	—	—	—	—	230,750	1,566
Directors stock plan	—	—	—		—	3,000	13	—	—	3,000	13
Restricted stock issuances, net	—	—	1,544		—	105,768	561	(2,105)	—	105,768	—
Shares repurchased under:
Restricted stock plan	—	—	—		—	(19,041)	(370)	—	—	(19,041)	(370)
Comprehensive income:
Net income	—	—	—	$1,028	1,028	—	—	—	—	—	1,028

	Common Stock
									Accumulated
						Treasury Stock			Other	Total
	Number of				Retained			Deferred	Comprehensive
	Shares		Paid-In	Comprehensive	Earnings	Number of		Employee	Income	Number of
	Issued	Amount	Capital	Income	(Deficit)	Shares	Amount	Compensation	(Loss)	Shares	Amount

	(In thousands except shares)
Other comprehensive income:
Deferred net loss on derivative contracts, net of tax of $21				(33)
Derivative value reclassed to income, net of tax of $21				33
Minimum pension liability, net of tax of $214				(343)

Other comprehensive income				(343)					(343)		(343)

Comprehensive income				$685

Income tax benefits of stock compensation	—	—	1,424		—	—	—	—	—	—	1,424
Deferred employee compensation:
Amortization/vested shares	—	—	—		—	—	—	907	—	—	907
Dividends declared	—	—	—		(5,171)	—	—	—	—	—	(5,171)

December 31, 2002	30,290,324	$57,469	$102,557		$49,621	(4,151,210)	$(37,959)	$(2,832)	$(598)	26,139,114	$168,258

Shares issued under:
Stock option plan	353,225	35	2,286		—	—	—	—	—	353,225	2,321
Shares repurchased under:
Stock repurchase plans	—	—	—		—	(88,638)	(1,527)	—	—	(88,638)	(1,527)
Restricted stock plan	—	—	—		—	(24,825)	(428)	—	—	(24,825)	(428)
Comprehensive income:
Net income	—	—	—	$3,232	3,232	—	—	—	—	—	3,232
Other comprehensive income:
Minimum pension liability, net of tax of $201				(326)

Other comprehensive income				(326)					(326)		(326)

Comprehensive income				$2,906

Income tax benefits of stock compensation	—	—	1,600		—	—	—	—	—	—	1,600
Deferred employee compensation:
Amortization/vested shares	—	—	—		—	—	—	1,386	—	—	1,386
Dividends declared	—	—	—		(5,239)	—	—	—	—	—	(5,239)

December 31, 2003	30,643,549	$57,504	$106,443		$47,614	(4,264,673)	$(39,914)	$(1,446)	$(924)	26,378,876	$169,277

The accompanying notes are an integral part of these consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

1.	Nature of Operations

      The financial statements include the accounts of Frontier Oil Corporation, a Wyoming corporation, and its wholly-owned subsidiaries, including Frontier Holdings Inc., collectively referred to as Frontier or the Company. The Company is an energy company engaged in crude oil refining and wholesale marketing of refined petroleum products (the “refining operations”).

      The Company operates refineries (“the Refineries”) in Cheyenne, Wyoming and El Dorado, Kansas. The Company also owns FGI, LLC, an asphalt terminal and storage facility in Grand Island, Nebraska, whose activities are included in the consolidated financial statements since December 1, 2003 when the Company increased its ownership from 50% to 100%. This additional investment is reflected on the 2003 Consolidated Statements of Cash Flows under “Other investments” in the cash flows from investing activities section. Previously, the Company’s 50% interest in FGI, LLC was accounted for using the equity method of accounting. The Company also owns a 34.72% interest in a crude oil pipeline in Wyoming and a 50% interest in two crude oil tanks in Guernsey, Wyoming, both of which are accounted for as undivided interests. Each asset, liability, revenue and expense is reported on a proportionate gross basis. In addition, the equity method of accounting is utilized for the Company’s 25% interest in 8901 Hangar, Inc., a company which leases and operates a private airplane hangar. All of the operations of the Company are in the United States with its marketing efforts focused in the Rocky Mountain and Plains States regions of the United States. The Company purchases crude oil to be refined and markets the refined petroleum products produced, including various grades of gasoline, diesel fuel, jet fuel, asphalt, chemicals and petroleum coke. The operations of refining and marketing of petroleum products are considered part of one reporting segment.

2.	Significant Accounting Policies

Refined Product Revenues

      Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery. Title primarily transfers at the refinery or terminal when the refined product is loaded into the common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).

Property, Plant and Equipment

      Property, plant and equipment additions are recorded at cost and depreciated using the straight-line method over the estimated useful lives. Beginning with December 2003 asset additions, the Company began accounting for property, plant and equipment additions on a component level basis. See the information on the Proposed Statement of Position, “Accounting for Certain Costs and Activities Related to Property, Plant and Equipment”, under the “New Accounting Pronouncements” section below, which may require the component method beginning for fiscal years ending after December 31, 2004. The components are depreciated over their estimated useful lives, which range as follows:

Refinery buildings and equipment	5 to 50 years
Pipelines and pipeline improvements	5 to 20 years
Furniture, fixtures and other	3 to 10 years

      The Company reviews long-lived assets for impairments under the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the undiscounted future cash flow of an asset to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

be held and used in operations is less than the carrying value, the Company would recognize a loss for the difference between the carrying value and fair value. When fair values are not available, the Company estimates fair value based on a discounted cash flow analysis. The Company capitalizes interest on debt incurred to fund the construction of significant assets. Interest capitalized for the years ended December 31, 2003 and 2002 was $586,000 and $342,000, respectively. There was no interest capitalized in 2001.

Turnarounds

      Normal maintenance and repairs are expensed as incurred. The costs for turnarounds (scheduled and required shutdowns of refinery operating units for significant overhaul and refurbishment) are ratably accrued over the period from the prior turnaround to the next scheduled turnaround. These accruals are included in the Company’s consolidated balance sheet in the “Accrued turnaround cost” and “Long-term accrued turnaround cost.” The turnaround accrual expenses are included in “Refinery operating expenses, excluding depreciation” in the Company’s consolidated statements of income. Turnaround costs include contract services, materials and rental equipment. Major improvements are capitalized, and the material assets replaced are retired. See the information on the Proposed Statement of Position, “Accounting for Certain Costs and Activities Related to Property, Plant and Equipment”, under the “New Accounting Pronouncements” section, which may require the Company to change its method of accounting for turnarounds in the future.

Inventories

      Inventories of crude oil, unfinished products and all finished products are recorded at the lower of cost on a first-in, first-out (“FIFO”) basis or market. Crude oil includes both domestic and foreign crude oil volumes at its cost and associated freight and other cost. Unfinished products (work in process) include any crude oil that has entered into the refining process, and other feedstocks that are not finished as far as refining operations are concerned. These include unfinished gasoline and diesel, blendstocks and other feedstocks. Finished product inventory includes saleable gasoline, diesel, jet fuel, chemicals, asphalt and other finished products. Unfinished and finished products inventory values have components of raw material, the associated raw material freight and other costs, and direct refinery operating expense allocated when refining begins relative to their proportionate market values. Refined product exchange transactions are considered asset exchanges with deliveries offset against receipts. The net exchange balance is included in inventory. Inventories of materials and supplies and process chemicals are recorded at the lower of average cost or market. Crude oil inventories, unfinished product inventories and finished product inventories are used to secure financing for operations under the Company’s revolving credit facility (See Note 4).

Components of Inventory

	December 31,

	2003	2002

	(In thousands)
Crude oil	$39,374	$33,765
Unfinished products	31,240	24,806
Finished products	34,712	29,836
Process chemicals	5,175	3,308
Repairs and maintenance supplies and other	13,498	13,445

	$123,999	$105,160

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Prepaid Insurance

      The Company expenses the amounts paid for insurance policies over the term of the policy. Prepaid insurance related to policies with terms in the range of one year are included in “Other current assets” on the balance sheet. The loss mitigation insurance premium and related expenses (see “Loss mitigation insurance-Beverly Hills Lawsuits” under Note 8) are in “Prepaid insurance” in the long-term asset portion of the balance sheet. Of the total indemnity premium, $1.4 million relates to year one of the policy, and is being amortized to expense over the one-year period which began October 1, 2003. The remaining $4.3 million of the indemnity premium will be amortized over four years beginning October 1, 2004. The administrative fee and surplus lines tax totaling $1.3 million is being amortized to expense over the five-year policy term which began October 1, 2003.

Income Taxes

      The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Environmental Expenditures

      Environmental expenditures are expensed or capitalized based upon their future economic benefit. Costs which improve a property’s pre-existing condition and costs which prevent future environmental contamination are capitalized. Remediation costs related to environmental damage resulting from operating activities subsequent to acquisition are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Price Risk Management Activities

      The Company, at times, enters into commodity derivative contracts to manage its price exposure to its inventory positions, purchases of foreign crude oil and consumption of natural gas in the refining process or to fix margins on certain future production. The commodity derivative contracts used by the Company may take the form of futures contracts, collars or price swaps and are entered into with credit worthy counterparties. The Company believes there is minimal credit risk with respect to its counterparties. The Company accounts for its commodity derivative contracts under the hedge (or deferral) method of accounting when the derivative contracts are designated as hedges for accounting purposes, or mark-to-market accounting if the Company elects not to designate derivative contracts as accounting hedges or if such derivative contracts do not qualify for hedge accounting. As such, gains or losses on commodity derivative contracts accounted for as hedges are recognized in “Raw material, freight and other costs” or “Refinery operating expenses, excluding depreciation” when the associated transactions are consummated, while gains and losses on transactions accounted for using mark-to-market accounting are reflected in “Other revenues” at each period end.

Stock-Based Compensation

      Stock-based compensation is measured in accordance with Accounting Principles Board (“APB”) No. 25. Under this intrinsic value method, compensation cost is the excess, if any, of the quoted market value of the Company’s common stock at the grant date over the amount the employee must pay to acquire the stock. No compensation cost for stock options was recognized in the consolidated statements of income for the years ended December 31, 2003, 2002 and 2001. See Note 6 for pro forma compensation costs for each of those years had the Company determined compensation costs based on the fair value at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

the grant date for awards. Compensation costs of $1.4 million, $907,000 and $380,000 related to restricted stock awards was recognized for the years ended December 31, 2003, 2002 and 2001, respectively.

Principles of Consolidation

      The Consolidated Financial Statements include the accounts of Frontier Oil Corporation and all majority-owned subsidiaries, as well as the Company’s undivided interests in a crude oil pipeline and crude oil tanks. All intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

      Highly liquid investments with a maturity, when purchased, of three months or less are considered to be cash equivalents. Cash equivalents were $56.8 million and $109.8 million at December 31, 2003 and 2002, respectively.

Supplemental Cash Flow Information

      Cash payments for interest, excluding capitalized interest, during 2003, 2002 and 2001 were $33.5 million, $24.5 million and $27.8 million, respectively. Cash payments for income taxes during 2003, 2002 and 2001 were $626,000, $83,000 and $21.2 million, respectively.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the current year presentation.

New Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and became effective January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. SFAS No. 143 also includes disclosure requirements that provide a description of asset retirement obligations and reconciliation of changes in the components of those obligations. The Company would have asset retirement obligation (“ARO”) liabilities related to its Refineries and certain other assets as a result of environmental and other legal requirements; however, any ARO liability is not currently estimatable as to amount and timing. The Company will continue to monitor and evaluate its potential ARO liabilities. In the event that the Company decides to cease the use of a particular refinery, an ARO liability would be recorded at that time. The adoption of SFAS No. 143 on January 1, 2003 did not have any impact on the Company’s current financial condition or results of operations.

      In 2001, the American Institute of Certified Public Accountants (“AICPA”) issued an Exposure Draft for a Proposed Statement of Position, “Accounting for Certain Costs and Activities Related to Property, Plant and Equipment”. The Statement of Position (“SOP”) requires a company to account for its property, plant and equipment at a component level with each component being recorded at cost and depreciated over its expected useful life. The SOP also requires major maintenance activities, such as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

refinery turnarounds, to be expensed as costs are incurred. At its September 2003 meeting, the Accounting Standards Executive Committee of the AICPA approved the SOP for issuance and it is scheduled to be addressed by the FASB in April 2004. If cleared by the FASB, the SOP would become a generally accepted accounting principle (“GAAP”) and will become effective for fiscal years beginning after December 15, 2004, with early adoption encouraged. The Company adopted the component level of accounting for property, plant and equipment beginning with December 2003 additions and this aspect of the SOP did not have any impact on the Company’s consolidated statements of income. The SOP will also require that any existing turnaround accruals be reversed to income immediately and the costs of future turnarounds expensed as incurred. If this proposed change were in effect at December 31, 2003, the Company would have been required to reverse the turnaround accruals and recognize pretax income totaling $26.6 million. The total accrued turnaround costs will change throughout the year as turnarounds are incurred and accruals are made for future turnarounds. When the Company adopts the SOP, income related to this proposed change would be reported as a cumulative effect of an accounting change, net of tax, in the consolidated statements of income. The Company will evaluate the date to adopt, but it is anticipated Frontier will not adopt the provisions of the SOP as they relate to turnarounds until January 1, 2005.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4 is the only portion of SFAS No. 145 that may have an impact on the Company in the future. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS No. 145 eliminates SFAS No. 4. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. The Company adopted SFAS No. 145 effective January 1, 2003.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”. This statement amends FASB Statement No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company is currently evaluating the various provisions of SFAS No. 148. When Frontier decides to change to the fair value based method of accounting as allowed under SFAS No. 148, the impact on the Company’s financial condition or results of operations will depend on the number and terms of stock options outstanding on the date of change, as well as future options granted. See Note 6 for the pro forma impact the fair value method would have had on the Company’s net income for each of the years ended December 31, 2003, 2002 and 2001.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. All companies with interests in variable interest entities created after January 31, 2003 shall apply the provisions of FIN 46 to those entities immediately. FIN 46 is effective for the first fiscal year or interim period beginning after December 15, 2003, for variable interest entities created before February 1, 2003. The Company does not believe the adoption of FIN 46 will have a material effect on its financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other activities. SFAS No. 149 is to be applied prospectively for contracts entered into or modified after June 30, 2003 and did not have any impact on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument within its scope as a liability (or asset in some circumstances). This statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 on July 1, 2003, and it did not have any impact on the Company’s financial condition or results of operations.

      In December 2003, the FASB issued a revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Post-retirement Benefits”. This statement adds additional disclosure requirements for pension and other post-retirement benefit plans and is effective for fiscal years ending after December 15, 2003, with certain provisions not effective until fiscal years ending after June 15, 2004. The Company adopted revised SFAS No. 132 when issued and the required additional disclosures effective for fiscal years ending after December 15, 2003 are reflected in Note 7.

3.	Holly Merger Agreement and Litigation

      On March 31, 2003, the Company announced that it had entered into an agreement with Holly Corporation (“Holly”) pursuant to which the two companies would merge. On August 20, 2003, Frontier announced that Holly had advised the Company that Holly was not willing to proceed with the merger agreement on the agreed terms. As a result, the Company filed suit for damages in the Delaware Court of Chancery. On September 2, 2003, Holly filed an answer and counterclaims, denying the Company’s claims, asserting that Frontier repudiated the merger agreement by filing the Delaware lawsuit, and claiming among other things that the Beverly Hills, California litigation caused the Company to be in breach of its representations and warranties in the merger agreement. Frontier has denied all of Holly’s counterclaims. Trial on the suit and Holly’s counterclaims is anticipated to begin the week of February 23, 2004.

      The operating results for the year ended December 31, 2003 were negatively impacted by costs related to the Holly merger transaction aggregating $26.8 million pretax ($16.5 million after tax) and are reflected in the consolidated statements of income as “Merger termination and legal costs” ($8.7 million) and “Merger financing termination costs, net” ($18.0 million). The $8.7 million of “Merger termination and legal costs” for the year ended December 31, 2003 included $3.0 million in transaction related costs and over $5.7 million in legal expenses incurred to date (on an accrual basis) on the Holly lawsuit. The $18.0 million of “Merger financing termination costs, net”, for the year ended December 31, 2003, includes interest expense, issue discount, debt issue costs and redemption premium on the 8% Senior Notes, net of $752,000 interest income earned on the senior notes escrow account (see Note 4 ). These costs did not include bank facility charges related to the merger.

4.	Debt

Schedule of Long-Term Debt

	December 31,

	2003	2002

	(In thousands)
11 3/4% Senior Notes, net of unamortized discount	$168,689	$168,491
9 1/8% Senior Notes	—	39,475

	$168,689	$207,966

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Senior Notes

      On November 5, 1999, the Company issued $190 million principal amount of 11 3/4% Senior Notes due 2009. The 11 3/4% Notes were issued at a price of 98.562%. The net proceeds were utilized to acquire the El Dorado Refinery. The 11 3/4% Notes are redeemable, at the option of the Company, at 105.875% after November 15, 2004, declining to 100% in 2007. Prior to November 15, 2004, the Company may at its option redeem the 11 3/4% Notes at a defined make-whole amount, plus accrued and unpaid interest. During 2001 and 2000, the Company purchased and is holding as treasury notes $6.5 million and $13.0 million, respectively, principal amount of the 11 3/4% Senior Notes, the accounting for which was a reduction of debt. Interest is paid semiannually.

      On December 22, 2003, the Company called and redeemed, at the premium of 3.042%, or $1.2 million, provided for in the indenture, the remaining outstanding $39.5 million of the 9 1/8% Senior Notes. The original $70 million of 9 1/8% Senior Notes had semi-annual interest payments and were issued on February 9, 1998, and were due 2006. During 2002, 2001 and 2000, the Company purchased and held as treasury notes $1.1 million, $24.4 million and $5.0 million, respectively, principal amount of the 9 1/8% Senior Notes, the accounting for which was a reduction of debt.

      On April 17, 2003, the Company received the net proceeds (net of issue discount and underwriting fees) from a private placement of $220 million of 8% senior notes (“Senior Notes”) due April 15, 2013. The net proceeds of the Senior Notes were to be used, together with other available funds, to finance the cash portion of the merger with Holly, to pay related fees and expenses and to refinance or pay off existing Holly indebtedness. Pending consummation of the merger with Holly, the net proceeds of the notes offering, along with other amounts contributed by the Company, were placed in an escrow account. As provided for in the escrow agreement, since the merger with Holly did not occur, on October 10, 2003 Frontier closed the escrow account and redeemed the notes at a price equal to 101% of the aggregate principal amount of the notes plus accrued interest. The redemption premium, financing costs and issue discount of the notes were all reflected as expenses as of December 31, 2003 and included under the heading “Merger financing termination costs, net” on the consolidated statements of income.

Revolving Credit Facility

      The refining operations have a working capital credit facility with a group of banks led by Union Bank of California and BNP Paribas (“Facility”). The Facility has a current expiration date of June 15, 2006. The Facility is a collateral-based facility with total capacity of up to $175 million, of which maximum cash borrowings are $125 million, subject to borrowing base amounts. Any unutilized capacity after cash borrowings is available for letters of credit. Debt outstanding under the Facility was $45.8 million at December 31, 2003. No borrowings were outstanding at December 31, 2002 under the Facility. Standby letters of credit outstanding were $26.2 million and $48.0 million at December 31, 2003 and 2002, respectively. As of December 31, 2003, the Company had borrowing base availability of $70.0 million under the Facility.

      The Facility, secured by trade accounts receivable and inventories, provides working capital financing for operations, generally the financing of crude and product supply. The Facility provides for a quarterly commitment fee of 0.3% to 0.375% per annum. Borrowing rates are based, at the Company’s option, on agent bank’s prime rate plus 0.25% to 1%, prevailing Federal Funds Rate plus 1.25% to 2% or LIBOR plus 1.5% to 2.5%. Outstanding standby letters of credit charges are 1.125% to 1.75% per annum, plus standard issuance and renewal fees. The rates/fees discussed above increase from the lower to higher levels based on the ratio of funded debt to earnings, as defined in the Facility agreement. The average interest rate on funds borrowed under the Facility during 2003 was 2.99%. The Facility is subject to compliance with financial covenants relating to working capital, tangible net worth, fixed charges and cash coverage, and debt leverage ratios. The Company was in compliance with these covenants at December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Five-year Maturities

      The 11 3/4% Notes are due 2009; until then there are no maturities of long-term debt.

5.	Income Taxes

      The following is the provision for income taxes for the three years ended December 31, 2003, 2002 and 2001.

Provision for Income Taxes

	2003	2002	2001

	(In thousands)
Current:
State	$25	$32	$6,231
Federal	276	(204)	12,379
Canadian	—	83	—

Total current (benefit) provision	$301	$(89)	$18,610

Deferred:
State	411	303	457
Federal	2,244	846	9,006

Total deferred provision	$2,655	$1,149	$9,463

Tax provision	$2,956	$1,060	$28,073

      The following is a reconciliation of the provision for income taxes computed at the statutory United States income tax rates on pretax income and the provision for income taxes as reported for the three years ended December 31, 2003, 2002 and 2001.

Reconciliation of Tax Provision

	2003	2002	2001

	(In thousands)
Provision based on statutory rates	$2,166	$731	$47,504
Increase (decrease) resulting from:
Release of valuation allowance	—	—	(24,603)
Federal tax effect of state and other income taxes	(153)	(146)	(2,341)
State and other income taxes	436	418	6,688
Other	507	57	825

Provision as reported	$2,956	$1,060	$28,073

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Significant components of deferred tax assets and liabilities are shown below:

Components of Deferred Taxes

	December 31, 2003			December 31, 2002

	State	Federal	Total	State	Federal	Total

	(In thousands)
Current deferred tax assets:
Gross current assets:
Turnaround accruals	$522	$3,644	$4,166	$643	$4,498	$5,141
Pension retirement benefits	71	498	569	84	585	669
Restricted stock amortization	57	396	453	—	—	—
Bad debt reserve	25	175	200	65	455	520
Unrealized hedge loss	20	140	160	—	—	—
Charitable contributions carryforward	12	82	94	—	—	—
Capitalized SG&A	—	—	—	16	113	129
State net operating losses	880	—	880	287	—	287

Total gross deferred tax assets	1,587	4,935	6,522	1,095	5,651	6,746

Gross current liabilities:
Installment sale gain	—	—	—	(129)	(906)	(1,035)
Unrecognized hedge gain	—	—	—	(3)	(25)	(28)
State deferred taxes	—	(555)	(555)	—	(337)	(337)

Total current net deferred tax assets	$1,587	$4,380	$5,967	$963	$4,383	$5,346

Long-term deferred tax liabilities:
Gross long-term assets:
Turnaround accruals	$813	$5,679	$6,492	$700	$4,904	$5,604
Pension retirement benefits	199	1,391	1,590	217	1,521	1,738
Other post-retirement benefits	840	5,862	6,702	724	5,054	5,778
Deferred compensation	99	692	791	126	878	1,004
State deferred taxes	—	1,850	1,850	—	1,566	1,566
Federal net operating loss	—	6,757	6,757	—	2,357	2,357
Federal alternative minimum tax credits	—	13,434	13,434	—	13,434	13,434

Gross long-term assets	1,951	35,665	37,616	1,767	29,714	31,481
Less valuation allowance	(600)	(955)	(1,555)	(600)	(955)	(1,555)

Total long-term net deferred tax assets	1,351	34,710	36,061	1,167	28,759	29,926
Gross long-term liabilities:
Depreciation	(6,636)	(46,355)	(52,991)	(5,642)	(39,460)	(45,102)

Total long-term net deferred tax liabilities	$(5,285)	$(11,645)	$(16,930)	$(4,475)	$(10,701)	$(15,176)

      At December 31, 2003, the Company had alternative minimum tax carryforwards of approximately $13.4 million which are indefinitely available to reduce future United States income taxes payable, of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

which $644,000 represents alternative minimum tax carryforwards generated by the Cheyenne refining operations prior to its 1991 acquisition by the Company which may be subject to certain limitations. The Company had an estimated federal net operating loss carryforward of $19.3 million as of December 31, 2003, the majority of which will not expire until 2023.

      The Company has estimated state net operating losses generated during 2002 and 2003 to reduce future state taxable income of $10.5 million for Kansas, $2.2 million for Colorado and $104,000 for Nebraska. Carryforward periods for the state net operating losses are ten years for Kansas, twenty years for Colorado and five years for Nebraska.

6.	Common Stock

Dividends

      The Company declared quarterly dividends of $.05 per share of common stock for each quarter during both 2003 and 2002. Quarterly dividends of $.05 per share were declared for the second, third and fourth quarters of 2001.

Earnings Per Share

      The following sets forth the computation of diluted earnings per share (“EPS”) for the years ended December 31, 2003, 2002 and 2001.

	2003			2002			2001

			Per			Per			Per
	Income	Shares	Share	Income	Shares	Share	Income	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

	(In thousands except per share amounts)
Basic EPS:
Net income	$3,232	25,939	$.12	$1,028	25,780	$.04	$107,653	26,113	$4.12
Dilutive securities:
Stock options and restricted stock	—	1,052		—	1,154		—	772

Dilutive EPS:
Net income	$3,232	26,991	$.12	$1,028	26,934	$.04	$107,653	26,885	$4.00

      The number of outstanding stock options that could potentially dilute EPS in future years but were not included in the computation of diluted EPS (because the exercise prices exceeded the average market prices for the periods) for the years ended 2003, 2002 and 2001 were 1,546,700, 702,700 and 10,000 shares, respectively.

Non-employee Directors Stock Grant Plan

      During 1995, the Company established a stock grant plan for non-employee directors. The purpose of the plan is to provide a part of non-employee directors’ compensation in Company stock. The plan is beneficial to the Company and its stockholders by allowing non-employee directors to have a personal financial stake in the Company through an ownership interest in the Company’s common stock. Under the plan, the Company may grant an aggregate of 60,000 shares of the Company’s common stock held in treasury. No grants were made under this plan during the year ended December 31, 2003. The Company made aggregate grants to non-employee directors under this plan of 3,000 shares during each of the years ending December 31, 2002 and 2001, and expensed compensation in the amount of $13,500 for each of these years. There were 42,000 shares available for grant as of December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Stock Option Plan

      The Company has a stock option plan which authorizes the granting of options to employees to purchase shares. The plan through December 31, 2003 has reserved for issuance a total of 3,600,000 shares of common stock of which 3,458,350 shares have been granted (2,764,350 are still outstanding) and 141,650 shares were available to be granted. Options under the plan are granted at fair market value on the date of grant. No entries are made in the accounts until the options are exercised, at which time the proceeds are credited to common stock and paid-in capital. Generally, the options vest ratably throughout their one- to five-year terms. Of the $2.3 million (353,225 shares) of common stock issued in 2003 under stock option plans, $880,000 was funded by the Company receiving shares of treasury stock directly from employees in cashless stock option exercises.

Prior Stock Option Plans

      There are also options granted and outstanding to purchase a total of 307,175 shares of common stock under two prior stock option plans of the Company. No additional options are available for grant under these plans.

      Changes during 2003, 2002 and 2001 in outstanding options are presented below:

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	2,581,250	$11.18	2,159,700	$7.22	2,451,220	$5.88
Granted	844,000	16.65	702,400	21.85	623,500	8.88
Exercised	(353,225)	6.57	(230,750)	6.79	(869,570)	4.68
Expired	(500)	8.60	(50,100)	10.21	(45,450)	6.41

Outstanding at end of year	3,071,525	13.21	2,581,250	11.18	2,159,700

Exercisable at end of year	1,945,801	10.88	1,512,325	8.63	1,022,826

Available for grant at end of year	141,650		985,650		765,230

Weighted-average fair value of options granted during the year		7.01		9.34		4.39

      The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding
				Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining	Average	Exercisable	Average
	Outstanding	Contractual	Exercise	at	Exercise
Range of Exercise Prices	At 12/31/03	Life (Years)	Price	12/31/03	Price

$5.63 to $7.00	1,013,575	0.97	$6.65	1,013,575	$6.65
$8.50 to $8.75	491,250	2.12	8.60	352,376	8.59
$12.10 to $16.65	864,000	4.10	16.55	226,000	16.35
$19.07 to $21.85	702,700	3.29	21.81	353,850	21.79

      Had compensation costs been determined based on the fair value at the grant dates for awards made in 2003, 2002, and prior years for the vested portions of the awards in each of the years 2003, 2002 and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

2001, the Company’s net income (loss) and EPS would have been the pro forma amounts indicated in the following table for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001

	(In thousands except
	per share amounts)
Net income as reported	$3,232	$1,028	$107,653
Pro forma compensation expense, net of tax	(3,070)	(2,540)	(1,436)

Pro forma net income (loss)	162	(1,512)	106,217
Basic EPS:
As reported	$.12	$.04	$4.12
Pro forma	.01	(.06)	4.07
Diluted EPS:
As reported	$.12	$.04	$4.00
Pro forma	.01	(.06)	3.95

      The fair value of grants was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for 2003, 2002 and 2001, respectively: risk-free interest rates of 2.75%, 2.76% and 4.80%, expected volatilities of 50.50%, 51.40% and 50.20%, expected lives of 5.0 years, 5.0 years, and 5.0 years and 1.27% dividend yield in 2003 and 2002, 0.5% dividend yield in 2001.

Restricted Stock Plan

      On March 13, 2001, the Company established the Frontier Oil Corporation Restricted Stock Plan (the “Plan”) covering 1,000,000 shares of common stock held as treasury stock by the Company. The Plan’s purpose is to permit grants of shares, subject to restrictions, to key employees of the Company and is intended to promote the interests of the Company by encouraging those employees to acquire or increase their equity interest in the Company. The Plan is also intended to enhance the ability of the Company to attract and retain the services of key employees who are important to the growth and profitability of the Company. The Plan is designed to work in conjunction with the Company’s annual bonus program for employees whereby all or a portion of a bonus awarded shall be paid in the form of restricted stock granted under the Plan. Shares awarded under the Plan entitle the shareholder to all rights of common stock ownership except that the shares may not be sold, transferred or pledged during the restriction period except as provided for in the Plan and any dividends are held by the Company and paid to the employee when the stock vests.

      As of December 31, 2003, there were 205,629 shares of unvested restricted stock, which represents the total of grants made in 2001 and 2002 less the vested portion of the grants and shares forfeited from employee departures prior to vesting. The remaining 123,054 shares from the 2001 grants vest in March 2004. Of the remaining 82,575 shares from the 2002 grants, approximately 27,527 shares will vest in March 2004 with the remaining vesting in March 2005. No grants were made in the year ended December 31, 2003. Restricted shares, when granted, are recorded at the market value on the date of issuance as deferred employee compensation (equity account) and amortized to compensation expense over the respective vesting periods of the stock. Compensation expense under the Plan for the years ended December 31, 2003, 2002 and 2001 was $1.4 million, $907,000 and $380,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

7.	Employee Benefit Plans

Contribution Plans

      The Company sponsors defined contribution plans for its employees. All employees may participate by contributing a portion of their annual earnings to the plans. The Company makes basic and/or matching contributions on behalf of participating employees. The cost of the plans for the three years ended December 31, 2003, 2002 and 2001 was $5.1 million, $5.1 million and $4.6 million, respectively.

Defined Benefit Plans

      The Company established a defined cash balance pension plan, effective January 1, 2000, for eligible El Dorado employees to supplement retirement benefits those employees lost upon the sale of the El Dorado Refinery to Frontier. No other current or future employees will be eligible to participate in the plan. This plan has assets of $5.3 million at December 31, 2003 and its funding status is in compliance with ERISA.

      The Company provides post-retirement healthcare and other benefits to certain employees of the El Dorado Refinery. Eligible employees are employees hired by the Refinery before certain defined dates and who satisfy certain age and service requirements. Employees hired on or before November 16, 1999 qualify for retirement healthcare insurance until eligible for Medicare. Employees hired on or before January 1, 1995 are also eligible for Medicare supplemental insurance. These plans have no assets as of December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The following tables set forth the change in benefit obligation, the change in plan assets, the funded status of the pension plan and post-retirement healthcare and other benefit plans, amounts recognized in the Company’s financial statements, and the principal weighted-average assumptions used:

			Post-retirement
			Healthcare and Other
	Pension Benefits		Benefits

	2003	2002	2003	2002

	(In thousands)
Change in benefit obligation
Benefit obligation at January 1	$9,794	$8,816	$19,380	$15,075
Service cost	—	—	803	691
Interest cost	611	582	1,262	1,071
Plan participant contributions	—	—	—	3
Actuarial (gains) losses	355	449	1,894	2,547
Benefits paid	(65)	(53)	(89)	(7)

Benefit obligation at December 31	$10,695	$9,794	$23,250	$19,380

Change in plan assets
Fair value of plan assets at January 1	$3,777	$925	$—	$—
Actual return on plan assets	200	54	—	—
Employer contribution	1,386	2,851	89	4
Plan participant contributions	—	—	—	3
Benefits paid	(65)	(53)	(89)	(7)

Fair value of plan assets at December 31	$5,298	$3,777	$—	$—

Funded status	$(5,397)	$(6,017)	$(23,250)	$(19,380)
Unrecognized net actuarial loss	1,498	970	6,498	4,941

Net amount recognized	$(3,899)	$(5,047)	$(16,752)	$(14,439)

Amounts recognized in the balance sheets:
Accrued benefit liability	$(5,397)	$(6,017)	$(16,752)	$(14,439)
Accumulated other comprehensive loss	1,498	970	—	—

Net amount recognized	$(3,899)	$(5,047)	$(16,752)	$(14,439)

Weighted-average assumptions as of December 31
Discount rate	6.00%	6.25%	6.00%	6.25%
Expected return on plan assets	8.00%	8.00%	—	—

(1)	The actuary for the cash balance pension plan has used an 8% expected long-term rate of return on assets based on a blend of historic returns of equity and debt securities. Historic returns on the Company’s plan have not yet been considered as the plan is relatively new and its plan assets have not been substantial until recently.

(2)	On December 8, 2003, the President of the United States of America signed into law the Medicare Prescription Drug Act (“Act”) which may impact the accounting for post-retirement medical plans. As the FASB has not yet provided detailed guidance on the implications of the Act under SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, the Company is deferring the recognition of this Act as allowed under SFAS No. 106. The disclosed post-retirement healthcare obligations and net periodic costs do not reflect the effects of the Act. As specific guidance on reflecting the effects of the Act is pending, such guidance, when issued, could require the Company to change previously disclosed information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Components of net periodic benefit cost are as follows:

				Post-retirement Healthcare and
	Pension Benefits			Other Benefits

	2003	2002	2001	2003	2002	2001

	(In thousands)
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$803	$691	$599
Interest cost	611	582	563	1,262	1,071	901
Expected return on plan assets	(373)	(162)	(25)	—	—	—
Amortization of prior service cost	—	—	—	—	—	—
Recognized net actuarial loss	—	—	—	337	136	11

Net periodic benefit cost	$238	$420	$538	$2,402	$1,898	$1,511

      Healthcare cost-trend rate:

	13.00% ratable to	15.00% ratable to	15.00% ratable to
	5.0% from 2007	5.0% from 2007	5.0% from 2007

Sensitivity analysis:
Effect of 1% (-1%) change in healthcare cost-trend rate:
Year-end benefit obligation	$5,036	$4,258	$3,322
	(3,926)	(3,313)	(2,585)
Total of service and interest cost	467	394	338
	(363)	(307)	(263)

Plan Assets

      The pension plan assets are held in a Trust Fund (the “Fund”) whose trustee is Frost National Bank (“trustee”). Frontier’s pension plan weighted-average asset allocations in the Fund at December 31, 2003 and 2002, by asset category are as follows:

	Percentage of
	Plan Assets at
	December 31,

	2003	2002

Asset Category:
Cash equivalents	47%	51%
Equity common trust funds	16%	5%
Fixed income common trust funds	37%	30%
Bond fund common trust funds	—%	10%
Stock fund common trust funds	—%	4%
Total	100%	100%

      The trustee has the following investment powers:

•	except for limitations on investing Fund assets in Company securities or real property, the trustee may invest and reinvest in any property, real, personal or mixed, wherever situated, including without limitation, common and preferred stocks, bonds, notes, debentures, mutual funds, leaseholds, mortgages, certificates of deposit, and oil, mineral or gas properties, royalties, interests or rights;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

•	to make commingled, collective or common investments and to invest or reinvest all or any portion of the pension plan assets with funds of other pension and profit sharing trusts exempt from tax under section 501(a) of the Internal Revenue Code; and

•	to deposit or invest all or a part of the Fund in savings accounts, certificates of deposit or other deposits which bear a reasonable rate of interest in a bank or similar financial institution, including the commercial department of the trustee.

      Contributions expected to be paid by the Company into the Fund during the year ending December 31, 2004 are approximately $1.4 million.

8.	Commitments and Contingencies

Lease and Other Commitments

      On November 16, 1999, Frontier acquired the 110,000 barrels per day crude oil refinery located in El Dorado, Kansas from Equilon Enterprises LLC, now known as Shell Oil Products US (“Shell”). Under the provisions of the purchase and sale agreement, the Company is required to make contingent earn-out payments for each of the years 2000 through 2007 equal to one-half of the excess over $60 million per year of the El Dorado Refinery’s revenues less its material costs and operating costs, other than depreciation. The total amount of these contingent payments is capped at $40 million, with an annual cap of $7.5 million. Any contingency payment will be recorded when determinable. Such contingency payments, if any, will be recorded as additional acquisition cost. No contingent earn-out payment was required based on 2003, 2002 or 2000 results. A contingent earn-out payment of $7.5 million was required based on 2001 results and was accrued as of December 31, 2001 and paid in early 2002.

      In connection with the acquisition of the El Dorado Refinery, the Company entered into an operating sublease agreement with Shell for the use of the cogeneration facility at the El Dorado Refinery. The non-cancelable operating sublease expires in 2016 with the Company having the option to renew the sublease for an additional eight years. At the end of the renewal sublease term, the Company has the option to purchase the cogeneration facility for the greater of fair value or $22.3 million. The Company also has building, equipment, aircraft and vehicle operating leases that expire from 2004 through 2008. Operating lease rental expense was approximately $9.0 million, $11.3 million and $11.9 million for the three years ended December 31, 2003, 2002 and 2001, respectively. The approximate future minimum lease payments as of December 31, 2003 are $9.3 million for 2004, $8.8 million for 2005, $8.1 million for 2006, $6.6 million for 2007, $6.2 million for 2008 and $44.1 million thereafter.

      In October 2002, the Company entered into a five-year crude oil supply agreement with Baytex Energy Ltd, a Canadian crude oil producer. On November 28, 2002, Baytex Energy Ltd. assigned this agreement to its wholly-owned subsidiary, Baytex Marketing Ltd. (“Baytex”). This agreement, which commenced January 1, 2003, provides for the Company to purchase up to 20,000 barrels per day of a Lloydminster crude oil blend, a heavy Canadian crude. Initially, the Company received 9,000 barrels per day, which increased to 20,000 barrels per day by October 2003. The Company processes this crude oil at the Cheyenne Refinery, which is near Guernsey, Wyoming, the delivery point of the crude oil under this agreement. This type of crude oil typically sells at a discount to lighter crude oils. The Company’s price for the crude oil under the agreement is equal to 71% of the simple average of the near month settlement prices of the NYMEX light sweet crude oil contracts during the month of delivery, plus the cost of transportation based on the Express Pipeline tariff from Hardisty, Alberta to Guernsey, Wyoming, less $0.25 per barrel. The initial term of the agreement is through December 31, 2007. This agreement provides a firm source of heavy Canadian crude and also assigns some of the Company’s dedicated capacity through the Express Pipeline.

      The Company has two contracts for crude oil pipeline capacity into 2015 on the Express Pipeline. The first contract, which began in 1997, is for 15 years and for an average of 13,800 barrels per day over that

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

15-year period. The agreement has allowed the Company to assign a portion of its capacity in early years for additional capacity in later years. As discussed above, the Company has assigned a portion of its contracted pipeline capacity to Baytex in connection with the crude supply agreement. In December 2003, the Company entered into an expansion capacity agreement on the Express Pipeline for an additional 10,000 barrels per day starting in April 2005 through 2015. The Company’s remaining commitment for pipeline capacity, based on the current tariff, and after reducing for the commitment assigned to Baytex under the initial term of the agreement, is approximately $205,000 for 2004, $4.6 million for 2005, $5.3 million for 2006, $5.1 million for 2007, approximately $11.5 million for each of the years 2008 through 2011, $7.2 million for 2012, $5.8 million for each of the years 2013 through 2014 and $1.5 million for 2015. Should the Baytex agreement be extended, as provided for in the agreement, beyond the initial term, which is through December 31, 2007, a portion of the Company’s commitment for pipeline capacity will continue to be assigned to Baytex in the years 2008 through 2012.

      The Company has a Resid Processing Agreement, as amended, with Conoco Phillips which expires after the earlier of a certain number of barrels processed, but no later than December 2006. During 2003, this agreement was assigned from Conoco Phillips to Suncor Energy (U.S.A.) (“Suncor”), when Suncor purchased the refinery in Denver from Conoco Phillips. Suncor is entitled to process in the Cheyenne Refinery coker unit up to 3,300 barrels per day of resid, a heavy end by-product of the refining process. The Company earns a processing fee ranging from $.80 to $2.05 per barrel depending on the number of barrels of resid processed plus a pro rata share of the actual coker operating costs. It is anticipated the agreement will end during the first half of 2004 due to the required number of processing barrels being reached.

      The Company owns a 34.72% interest in a crude oil pipeline from Guernsey, Wyoming to the Cheyenne Refinery and a 50% interest in two crude oil tanks in Guernsey. The Company’s share of operating costs for the crude oil pipeline and the tanks are recorded as raw material, freight and other costs.

      The Company has commitments to purchase crude oil from various suppliers on a one-month to one-year basis at daily market posted prices to meet its Refineries’ throughput requirements. The Company had a one-year foreign crude oil supply agreement with Shell, which expired in April 2003.

Litigation

      Beverly Hills Lawsuits. A Frontier subsidiary, Wainoco Oil & Gas Company, owned and operated an interest in an oil field in the Los Angeles, California metropolitan area from 1985 to 1995. The production facilities for that interest in the oil field are located at the campus of the Beverly Hills High School. In April 2003, a law firm began filing claims with the Beverly Hills Unified School District and the City of Beverly Hills on behalf of former students, school employees, area residents and others alleging that emissions from the oil field or the production facilities caused cancers or various other health problems in those individuals. Wainoco Oil & Gas Company and Frontier are defendants in five pending lawsuits relating to some of those claims; other defendants include the Beverly Hills Unified School District, the City of Beverly Hills, ten other oil and gas companies, two additional companies involved in owning or operating a power plant adjacent to the Beverly Hills High School and three of their related parent companies. The lawsuits include claims for personal injury, wrongful death, loss of consortium and/or fear of contracting diseases, and also ask for punitive damages. No dollar amounts of damages have been specified in any of the lawsuits. The five pending lawsuits have been or will be formally related to one another and have been or will be transferred to a judge on the complex civil litigation panel in the Superior Court of the State of California for the County of Los Angeles. The Company believes that neither the claims that have been made, the five pending lawsuits, nor other potential future litigation by which similar or related claims may be asserted against Frontier or its subsidiary will result in any material liability or have any material adverse effect upon Frontier.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Loss Mitigation Insurance-Beverly Hills Lawsuits. The oil production site operated by Frontier’s subsidiary was a modern facility and was operated with a high level of safety and responsibility. Frontier believes that its subsidiary’s activities did not cause any health problems for anyone, including former Beverly Hills high school students, school employees or area residents. Nevertheless, as a matter of prudent risk management, Frontier purchased insurance in 2003 from an insurance company with an A.M. Best rating of A++ (Superior) covering the existing claims described above and any similar claims for bodily injury or property damage asserted during the five-year period following the policy’s September 30, 2003 commencement date. The claims are covered, whether asserted directly against the insured parties or as a result of contractual indemnity. The policy covers defense costs, and any payments made to claimants, up to an aggregate limit of $120 million, including coinsurance by Frontier of up to $3.9 million of the coverage between $40 million and $120 million. In October 2003, the Company paid $6.25 million to the insurance company (which includes an indemnity premium of $5.75 million and a $500,000 administration fee) and have funded with the insurance company a Commutation Account of approximately $19.6 million, from which the insurance company will fund the first costs under the policy including, but not limited to, the costs of defense of the claims. The Company also paid $772,500 to the state of California for surplus lines tax on the premium. Frontier has the right to terminate the policy at any time after the first year and prior to September 30, 2008, receive a refund of up to $4.3 million of the premium (which the dollar amount declines over time) plus any unspent balance in the Commutation Account plus accumulated interest. While the policy is in effect, the insurance company will manage the defense of the claims. The Company is also seeking coverage with respect to the Beverly Hills, California claims from the insurance companies that provided policies to Frontier during the 1985 to 1995 period.

      Holly Lawsuit.     See Note 3 “Holly Merger Agreement and Litigation”.

      MTBE Contamination Lawsuit. Although the Company has never provided MTBE blended product to the Kansas marketplace, the Company has recently become aware that Frontier El Dorado Refining Company (“FEDRC”), the company’s subsidiary which owns and operates the El Dorado Refinery, is named as one of 52 defendants in four lawsuits brought on behalf the City of Dodge City, Kansas, the Chisholm Creek Utility Authority, the City of Bel Aire, Kansas, the County of Sedgwick Water Authority and the City of Park City, Kansas alleging unspecified damages for contamination of groundwater/public water wells by MTBE and tertiary butyl alcohol (TBA) a degradation product of MTBE. One element of the claims entails the alleged need for a well field vulnerability study in excess of $75,000. Plaintiffs contend that the defendants manufactured or otherwise put MTBE into the stream of interstate commerce. The causes of action stated include strict liability for a defective product or design, strict liability for failure to warn, negligence, public nuisance, private nuisance, trespass, and civil conspiracy. The company has requested that Shell Oil Company (as successor in interest to Equilon Enterprises, LLC) assume the defense and indemnify FEDRC in connection with these cases pursuant to the 1999 purchase and sale agreement for the El Dorado Refinery.

      Other. The Company is also involved in various lawsuits which are incidental to its business. In management’s opinion, the adverse determination of such lawsuits would not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

Concentration of Credit Risk

      The Company has concentrations of credit risk with respect to sales within the same or related industry and within limited geographic areas. The Company sells its Cheyenne products exclusively at wholesale, principally to independent retailers and major oil companies located primarily in the Denver, Colorado, western Nebraska and eastern Wyoming regions. The Company sells a majority of its El Dorado gasoline, diesel and jet fuel to Shell at market-based prices, under a 15-year offtake agreement in conjunction with the purchase of the El Dorado Refinery in 1999. Beginning in 2000, the Company retained and marketed a portion of the El Dorado Refinery’s gasoline and diesel production. This portion will increase 5,000 barrels per day each year for ten years. The amount of gasoline and diesel production

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

retained by the Company began at 5,000 barrels per day in 2000, and will rise to 50,000 barrels in 2009 and remain at that level through the term of the agreement. Shell will also purchase all jet fuel production from the El Dorado Refinery through the offtake agreement term. The Company retains and markets all by-products production from the El Dorado Refinery.

      The Company extends credit to its customers based on ongoing credit evaluations. An allowance for doubtful accounts is provided based on the current evaluation of each customers’ credit risk, past experience and other factors. During 2002, the Company provided an allowance of $800,000 against a $2.2 million note receivable from a customer which represented the estimated unsecured portion of the note. During 2003, the Company foreclosed on the collateral of the note, realized a $614,000 bad debt loss and reversed $186,000 of the previously provided allowance related to the note. During 2003, the Company also wrote off a doubtful account for one customer totaling $103,000. The Company made sales to Shell of approximately $1.1 billion in each of the years 2003, 2002 and 2001, which accounted for 53% of consolidated refined products revenues in 2003, 58% of consolidated refined products revenues in 2002 and 59% of consolidated refined products revenues in 2001.

Environmental

      The Company accounts for environmental costs as indicated in Note 2. The Company’s operations and many of the products manufactured are specifically subject to certain requirements of the Clean Air Act (“CAA”) and related state and local regulations. The 1990 amendments to the CAA contain provisions that will require capital expenditures for the installation of certain air pollution control devices at the Company’s Refineries during the next several years. The Environmental Protection Agency (“EPA”) recently embarked on a Petroleum Refining Initiative (“Initiative”) alleging industry-wide noncompliance with certain longstanding rules. The Initiative has resulted in many refiners entering into consent decrees typically requiring substantial expenditures for penalties and additional pollution control equipment. Frontier has been contacted by the EPA and invited to meet with them to hear more about the Initiative. At this time, Frontier does not know how or if the Initiative will affect the Company. The Company has, however, in recognition of the EPA’s reinterpretation of certain regulatory requirements associated with the Initiative, determined that over the next three years, expenditures totaling approximately $10 million may be necessary to further reduce emissions from the Refineries’ flare systems. Both the Kansas Department of Health and Environment (“KDHE”) and the Wyoming Department of Environmental Quality (“WDEQ”) have expressed their preference to enter into consent decrees with the Company to settle these and certain other compliance matters. The provisions of a KDHE Order have not yet been proposed. The WDEQ has informally suggested that it will be seeking injunctive relief and a penalty in the $600,000 range, an amount that is subject to potential negotiation and may largely be offset by supplemental environmental projects. The Company has accrued $317,000 as of December 31, 2003 to cover the estimated cash portion of the possible penalty.

      On December 21, 1999, the EPA promulgated national regulations limiting the amount of sulfur that is to be allowed in gasoline. The new regulations require the phase-in of gasoline sulfur standards beginning in 2004 and continuing through 2008, with special provisions for small business refiners. Since the Company qualifies as a small business refiner, the Company’s Refineries may comply with an interim gasoline sulfur standard in 2004 that is based on historic gasoline sulfur levels rather than having to meet the much stricter standard that will be applied to the general industry. Depending on the deadline the Company chooses to comply with the new diesel sulfur limit (see discussion below), Frontier will then have between four and seven additional years to reduce its gasoline sulfur content to the national standard. The total capital expenditures estimated, as of December 31, 2003, to achieve the final gasoline sulfur standard, are approximately $35 million at the Cheyenne Refinery and approximately $44 million at the El Dorado Refinery. Over $28 million of the Cheyenne Refinery expenditures had been incurred (on and accrual basis) as of December 31, 2003 with the remaining $7 million to be incurred in 2009 and 2010.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

The expenditures for the El Dorado Refinery are expected to be incurred beginning in 2008 and completed in 2010.

      The EPA recently promulgated regulations that will limit the sulfur content of highway diesel fuel beginning in 2006. As a small business refiner, Frontier may choose to comply with the 2006 program and extend the interim gasoline standard by three years (until 2011) or delay the diesel standard by four years (until 2010) and keep the original gasoline sulfur program timing. Although still under deliberation, it is now likely that Frontier will choose to comply with the highway diesel sulfur standard by June 2006 and extend Frontier’s small refiner interim gasoline sulfur standards at each of the Refineries until 2011. As of December 31, 2003, minimum capital costs for diesel desulfurization are estimated to be approximately $13 million for the Cheyenne Refinery and between $60 million and $90 million for the El Dorado Refinery. The final cost for the El Dorado Refinery will be dependent on whether the Company chooses to meet only the ultra low sulfur diesel requirement or decides on an alternative project which would also result in increased future profitability. This alternative project would increase the total cost for the El Dorado Refinery from the $60 to $90 million range up to a total cost of $160 million. The decision on which project to pursue is expected to be made during fiscal 2004. The Cheyenne Refinery expenditures are currently expected to be committed beginning in 2004, with the majority to be committed in 2005 and 2006. Approximately $25 million of the El Dorado Refinery expenditures are currently expected to be committed in 2004 with the remaining expenditures in 2005 and 2006. It may be necessary for the Company to pursue external financing to fund a portion of these capital expenditures beginning in 2005 or 2006.

      On April 15, 2003, the EPA proposed regulations to reduce emissions from diesel engines used in off-road activities such as agriculture, mining and railroads and also to limit the allowable amount of sulfur in the diesel fuel used in those engines. Included in this April 15, 2003 EPA proposal, are regulations that will, in part, cause a small refiner, such as Frontier, to lose small refiner status upon merger with or acquisition of another refining entity if the post-merger or acquisition refining capacity exceeds 155,000 barrels per day. The small refiner losing such status would be allowed two years from the date of acquisition or merger to comply with the non-small refiner clean fuel standards. The Company is monitoring these regulatory developments and is evaluating its compliance options. The costs that the Company will eventually incur to comply with these regulations, when final, are currently unknown.

      The front range of Colorado (including the Denver metro area) is a major market for the products manufactured by the Company’s Refineries. The State of Colorado has recently undertaken an effort to develop and implement controls necessary to ensure the area will regain compliance with the EPA’s National Ambient Air Quality Standards for ozone during the three-year averaging period of 2005 through 2007. These controls will likely include a requirement to reduce the current allowable summertime gasoline vapor pressure beginning in May of 2005. The Company is currently evaluating what modifications may be required to the Cheyenne Refinery to allow manufacture of the lower vapor pressure product. At this time, the Company does not believe that any capital investment will be required at El Dorado to meet the anticipated new standard.

      As is the case with all companies engaged in similar industries, the Company faces potential exposure from future claims and lawsuits involving environmental matters. The matters include soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances, that the Company may have manufactured, handled, used, released or disposed of.

      Cheyenne Refinery. The Company is party to an agreement with the State of Wyoming requiring the investigation and possible eventual remediation of certain areas of the Cheyenne Refinery’s property, that may have been impacted by past operational activities. Prior to this agreement, we addressed tasks required under a consent decree entered by the Wyoming State District Court on November 28, 1984 and involving the State of Wyoming, the WDEQ and the predecessor owners of the Cheyenne Refinery. This action primarily addressed the threat of groundwater and surface water contamination at the Cheyenne

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Refinery. As a result of these investigative efforts, capital expenditures and remediation of conditions found to exist have already taken place or are in progress, including the completion of surface impoundment closures, waste stabilization activities and other site remediation projects totaling approximately $4 million and an ongoing groundwater remediation program averaging $150,000 in annual operation and maintenance costs. Additionally, the EPA issued an administrative consent order with respect to the Cheyenne Refinery on September 24, 1990 pursuant to the Resource Conservation and Recovery Act. Among other things, this order required a technical investigation of the Cheyenne Refinery to determine if certain areas have been adversely impacted by past operational activities. Based upon the results of the investigation, additional remedial action could be required by a subsequent administrative order or permit.

      El Dorado Refinery. The El Dorado Refinery is subject to a 1988 consent order with the KDHE. This order, including various subsequent modifications, requires the refinery to continue the implementation of a groundwater management program with oversight provided by the KDHE Bureau of Environmental Remediation. More specifically, the refinery must continue to operate the hydrocarbon recovery well systems and containment barriers at the site and conduct sampling from monitoring wells and surface water stations. Quarterly and annual reports must also be submitted to the KDHE. The order requires that remediation activities continue until KDHE-established groundwater criteria or other criteria agreed to by the KDHE and the refinery are met. Subject to the terms of the purchase and sale agreement, Shell will be responsible for the costs of continued compliance with this order.

      The most recent National Pollutant Discharge Elimination System (“NPDES”) permit issued to the El Dorado Refinery requires, in part, the preparation and submittal of an engineering report identifying certain refinery wastewater treatment plant upgrades necessary to allow routine compliance with applicable discharge permit limits. In accordance with the provisions of the purchase and sale agreement, Shell will be responsible for the first $2 million of any required wastewater treatment system upgrades. If required system upgrade costs exceed this amount, Shell and Frontier will share, based on a sliding scale percentage, up to another $3 million in upgrade costs. Subject to the terms of the purchase and sale agreement, Shell will be responsible for up to $5 million in costs, in addition to Shell’s obligation for the wastewater treatment system upgrade, relating to safety, health and environmental conditions after closing arising from Shell’s operation of the El Dorado Refinery that are not covered under a ten-year insurance policy. This insurance policy has $25 million coverage through November 17, 2009 for environmental liabilities, with a $500,000 deductible, and will reimburse us for losses related to all known and some unknown conditions existing prior to our acquisition of the El Dorado Refinery. The first phase of wastewater treatment system upgrades was completed in 2001 at a cost of $2.6 million with payment apportioned as described above.

      On August 18, 2000, the Company entered into a consent agreement and Final Order of the Secretary (“Agreement”) with the KDHE that required the initiation of a wastewater toxicity-testing program to commence upon the completion of the wastewater treatment upgrades described above. The Company further agreed to undertake a program designed to identify and remedy any wastewater toxicity non-compliance issues remaining after the first phase of wastewater treatment system upgrades was completed. Wastewater toxicity testing subsequent to the commissioning of the upgrades did not confirm satisfactory, routine compliance with permit limits. As a result, Frontier submitted, and the KDHE approved, a Toxicity Identification and Elimination plan that we believe will facilitate resolution of the remaining wastewater quality concerns. Good progress has since been made toward satisfying the provisions of the Agreement, with the Refinery wastewater in full compliance for the last three quarters of 2003. The KDHE has recently agreed to consider the Agreement satisfied upon a demonstration of compliance with the wastewater toxicity requirements for four of five consecutive calendar quarters, a goal we expect to reach in the first half of 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Collective Bargaining Agreement Expiration

      The Company’s refining hourly employees are represented by seven bargaining units, the largest being the Paper, Allied-Industrial, Chemical and Energy Workers International Union (“PACE”). Six AFL-CIO affiliated unions represent the Cheyenne Refinery craft workers. At the Cheyenne Refinery, the current contract with PACE expires in July 2006, while the current contract with the AFL-CIO affiliated unions expires in June 2009. The El Dorado Refinery’s hourly workers are all represented by PACE and the current contract with PACE expires January 2006. The union employees represent approximately 59% of the Company’s work force at December 31, 2003.

9.	Fair Value of Financial Instruments

      The fair value of the Company’s Senior Notes was estimated based on quotations obtained from broker-dealers who make markets in these and similar securities. At December 31, 2003 and 2002, the carrying amounts of long-term debt instruments were $168.7 million and $208.0 million, respectively, and the estimated fair values were $185.8 million and $212.6 million. For cash and cash equivalents, trade receivables, inventory, and accounts payable, the carrying amount is a reasonable estimate of fair value.

10.	Price Risk Management Activities

      The Company, at times, enters into commodity derivative contracts for the purposes of managing price risk on foreign crude purchases, crude and other inventories, and natural gas purchases and to fix margins on certain future production.

Trading Activities

      During 2003, 2002 and 2001, the Company had the following derivative activities which, while economic hedges, were not accounted for as hedges and whose gains or losses are reflected in “Other revenues” on the consolidated statements of income:

•	Derivative contracts on barrels of crude oil to hedge butane inventory builds at the El Dorado Refinery. During the year ended December 31, 2003, the Company recorded $1.6 million in realized losses on these positions. During the year ended December 31, 2002, the Company recorded $903,000 in realized losses on these positions.

•	Derivative contracts on barrels of crude oil to hedge excess gas oil inventory at the Cheyenne Refinery. During the year ended December 31, 2003, the Company recorded $27,000 in realized losses on these positions. During the year ended December 31, 2002, the Company recorded $202,000 in realized losses on these positions.

•	Derivative contracts on barrels of crude oil to hedge excess gas oil inventory at the El Dorado Refinery. During the year ended December 31, 2003, the Company recorded $1.3 million in realized gains on these positions. During the year ended December 31, 2002, the Company recorded $896,000 in realized gains on these positions.

•	Derivative contracts to hedge crude oil. During the year ended December 31, 2003, the Company recorded $451,000 in realized gains on these positions. During the year ended December 31, 2002, the Company recorded $48,000 in realized gains on these positions. During 2001, the Company recorded net losses of $1.5 million on these positions ($763,000 net realized losses plus the reversal of the unrealized gain recorded in 2000).

•	Derivative contracts to hedge intermediates, distillate and gas oil builds at the El Dorado Refinery. During the year ended December 31, 2003, the Company recorded a net $66,000 in realized gains on these positions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

•	Derivative contracts on barrels of crude oil to hedge excess naptha inventory at the El Dorado Refinery. During the year ended December 31, 2002 the Company recorded losses of $579,000 on these positions.

•	Derivative contracts to fix margins on sales of gasoline and diesel. During 2001, the Company recorded net gains on these positions totaling $2.5 million ($394,000 realized gain plus the reversal of the $2.1 million unrealized loss recorded in 2000).

•	Derivative contracts on unleaded gasoline to hedge butylene inventory builds at the El Dorado Refinery. During 2001, the Company recorded a net loss of $1.3 million on these positions ($769,000 realized loss plus the reversal of the unrealized gain recorded in 2000).

•	Derivative contracts on barrels of crude oil to protect against price declines on foreign crude oil purchases. During 2001, the Company recorded a net loss of $2.2 million on these positions ($1.8 million realized gain less the unrealized gain recorded in 2000).

•	Derivative contracts on natural gas to hedge natural gas costs. During 2001, the Company realized a $472,000 gain on positions to hedge natural gas.

•	Derivative contracts on barrels of unleaded gasoline and barrels of heating oil to hedge gas oil inventory builds at the Cheyenne Refinery. During 2001, the Company realized a $144,000 loss on these positions.

      As of December 31, 2003, the Company had the following open derivative contracts which were not being accounted for as hedges.

•	Derivative contracts on 440,000 barrels of crude oil to fix the heavy crude differential to the Nymexlight crude oil contract price for a portion of the purchases committed to under the Company’s crude oil supply agreement with Baytex. These positions fix the heavy crude oil differential on 50% of January 2004 deliveries, 75% of February 2004 deliveries, 65% of March 2004 deliveries, 33% of April 2004 deliveries and 25% of May 2004 deliveries. As of December 31, 2003, the Company had realized losses of $16,000 and unrealized losses of $401,000 related to these contracts which are reflected in “Other revenues” on the consolidated statements of income.

Hedging Activities

      During 2003, 2002 and 2001, the Company had the following derivatives which were appropriately designated and accounted for as hedges:

•	Crude Purchases. At December 31, 2003, the Company had no open derivative contracts to hedge against price declines on foreign crude oil purchases. In January 2003, the Company had derivative contracts on 200,000 barrels of crude oil to hedge Canadian crude costs for the Cheyenne Refinery which were accounted as fair value hedges. A $13,000 loss was realized on these positions, of which $31,000 increased crude costs and $18,000 increased income which was reflected in “Other revenues” in the consolidated statements of income for the ineffective portion of this hedge. In May 2003, the Company closed out derivative contracts it had purchased in April 2003 on 675,000 barrels of crude oil to hedge two foreign crude cargos purchased for the El Dorado Refinery. A $13,000 gain was realized on these positions, of which $11,000 reduced crude costs and $2,000 was reflected in “Other revenues” for the ineffective portion of these hedges.

      During the year ended December 31, 2002, the Company closed out contracts to hedge foreign crude purchases and realized net losses of $9.8 million, of which $10.7 million increased crude costs and $878,000 income was reflected in “Other revenues” for the ineffective portion of those hedges. These contracts were accounted for as fair value hedges. At December 31, 2001, the Company had open derivative contracts on 422,000 barrels of crude oil to hedge against price declines on foreign crude oil purchases which were accounted for as fair value hedges under SFAS No. 133. The unrealized ineffective

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

portion of this hedge recorded in “Other revenues” during 2001 was a $30,000 gain. During 2001, the Company realized gains of $7.1 million on crude fair value hedges of which $229,000 was the ineffective portions recorded in “Other revenues” and $6.8 million was recorded as a reduction of crude oil costs.

•	Natural Gas Collars. Price swaps on natural gas for the purpose of hedging against natural gas price increases for February and March 2003 for approximately 100% of the El Dorado Refinery’s anticipated usage and which are accounted for as cash flow hedges. The February group of contracts to hedge natural gas costs were for 700,000 MMBTU and expired with no gain or loss. The March group of contracts to hedge natural gas totaled 720,000 MMBTU and the Company realized a $1.7 million gain which reduced refining operating expenses in March.

      In March 2002, the Company entered into price swaps on natural gas for the purpose of hedging approximately 50% of the Refineries’ anticipated usage against natural gas price increases for April 2002 through December 2002. These contracts were accounted for as cash flow hedges. As of December 31, 2002, the realized gains or losses ($434,000, net) were included in “Refinery operating expenses, excluding depreciation”.

      At December 31, 2003, the Company had no open derivative contracts which are being accounted for as hedges.

11.	Subsequent Event — Cheyenne Refinery Fire

      On January 19, 2004, the Company reported a fire in the furnaces of the coking unit at its Cheyenne Refinery. Fortunately, no serious injuries occurred as a result of the fire. The coker was out of service for approximately one month.

12.	Subsequent Events — Tender Offer and Redemption of 11 3/4% Senior Notes and Issuance of 6.625% Senior Notes

      On October 1, 2004, Frontier Oil Corporation (“FOC”) issued $150 million principal amount of 6.625% Senior Notes (the “Notes”) due 2011. The Notes, which mature on October 1, 2011, were issued at par, and FOC received net proceeds (after underwriting fees) of $147.2 million. Interest is paid semi-annually. The Notes are redeemable, at the option of FOC, at 103.313% after October 1, 2007, declining to 100% in 2010. Prior to October 1, 2007, FOC may at its option redeem the Notes at a defined make-whole amount, plus accrued and unpaid interest. FOC used a portion of the net proceeds from this offering to fund a tender offer and consent solicitation for $64.9 million principal of its 11 3/4% Senior Notes in October 2004 and included payment of a premium of $4.2 million and payment of accrued interest to date of $2.9 million. FOC intends to redeem in November 2004 the remaining $105.6 million outstanding principal of its 11 3/4% Senior Notes, including payment of a $6.2 million premium and payment of accrued interest to date of another $6.2 million, with the remaining proceeds of the offering, together with other available funds.

      Frontier Holdings Inc. and its subsidiaries (“FHI”) are full and unconditional guarantors of FOC’s 6.625% Senior Notes. Presented on the following pages are the Company’s condensed consolidating balance sheets, statements of operations, and cash flows as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. As specified in Rule 3-10, the condensed consolidating balance sheets, statements of operations, and cash flows presented below meet the requirements for financial statements of the issuer and each guarantor of the notes since guarantors are all direct or indirect wholly-owned subsidiaries of Frontier, and all of the guarantees are full and unconditional on a joint and several basis. The Company files a consolidated U.S. federal income tax return and consolidated state income tax returns in the majority of states in which it does business. Each subsidiary calculates its income tax provisions on a separate company basis, which are eliminated in the consolidation process.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
REVENUE:
Refined products	$—	$2,169,551	$—	$—	$2,169,551
Other	(17)	922	47	—	952
Equity in earnings of subsidiaries	48,949	—	—	(48,949)	—

TOTAL REVENUES	48,932	2,170,473	47	(48,949)	2,170,503

COSTS & EXPENSES:
Raw material, freight and other costs	—	1,860,795	—	—	1,860,795
Refinery operating expenses, excluding depreciation	—	200,383	—	—	200,383
Selling and general expenses, excluding depreciation	7,936	11,954	—	—	19,890
Merger termination and legal costs	8,739	—	—	—	8,739
Depreciation	113	29,275	—	(556)	28,832

	16,788	2,102,407	—	(556)	2,118,639

OPERATING INCOME	32,144	68,066	47	(48,393)	51,864
Interest expense and other financing costs	26,981	1,765	—	—	28,746
Interest income	(1,004)	(105)	—	—	(1,109)
Merger financing termination costs, net	—	—	18,039	—	18,039

	25,977	1,660	18,039	—	45,676

INCOME (LOSS) BEFORE INCOME TAXES	6,167	66,406	(17,992)	(48,393)	6,188
Provision for income taxes	2,935	25,506	—	(25,485)	2,956

NET INCOME (LOSS)	$3,232	$40,900	$(17,992)	$(22,908)	$3,232

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
REVENUE:
Refined products	$—	$1,812,613	$—	$—	$1,812,613
Other	(1)	1,113	25	—	1,137
Equity in earnings of subsidiaries	31,704	—	—	(31,704)	—

TOTAL REVENUES	31,703	1,813,726	25	(31,704)	1,813,750

COSTS & EXPENSES:
Raw material, freight and other costs	—	1,562,613	—	—	1,562,613
Refinery operating expenses, excluding depreciation	—	178,295	—	—	178,295
Selling and general expenses, excluding depreciation	6,208	11,403	—	—	17,611
Depreciation	247	27,640	—	(555)	27,332

	6,455	1,779,951	—	(555)	1,785,851

OPERATING INCOME	25,248	33,775	25	(31,149)	27,899
Interest expense and other financing costs	24,858	2,755	—	—	27,613
Interest income	(1,698)	(104)	—	—	(1,802)

	23,160	2,651	—	—	25,811

INCOME (LOSS) BEFORE INCOME TAXES	2,088	31,124	25	(31,149)	2,088
Provision for income taxes	1,060	12,364	—	(12,364)	1,060

NET INCOME (LOSS)	$1,028	$18,760	$25	$(18,785)	$1,028

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001 (Unaudited)

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
REVENUE:
Refined products	$—	$1,889,233	$—	$—	$1,889,233
Other	24	(918)	62	—	(832)
Equity in earnings of subsidiaries	166,828	—	—	(166,828)	—

TOTAL REVENUES	166,852	1,888,315	62	(166,828)	1,888,401

COSTS & EXPENSES:
Raw material, freight and other costs	—	1,491,772	—	—	1,491,772
Refinery operating expenses, excluding depreciation	—	189,948	—	—	189,948
Selling and general expenses, excluding depreciation	5,900	11,671	—	—	17,571
Depreciation	227	25,338	—	(555)	25,010

	6,127	1,718,729	—	(555)	1,724,301

OPERATING INCOME	160,725	169,586	62	(166,273)	164,100
Interest expense and other financing costs	27,543	3,603	—	—	31,146
Interest income	(2,517)	(255)	—	—	(2,772)

	25,026	3,348	—	—	28,374

INCOME (LOSS) BEFORE INCOME TAXES	135,699	166,238	62	(166,273)	135,726
Provision for income taxes	28,046	63,444	—	(63,417)	28,073

NET INCOME (LOSS)	$107,653	$102,794	$62	$(102,856)	$107,653

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$59,846	$4,674	$—	$—	$64,520
Trade receivables	—	86,519	—	—	86,519
Other receivables	710	1,124	—	—	1,834
Receivable from affiliated companies	—	692	40	(732)	—
Inventory of crude oil, products and other	—	123,999	—	—	123,999
Deferred tax assets	5,967	5,201	—	(5,201)	5,967
Other current assets	68	1,906	—	—	1,974

TOTAL CURRENT ASSETS	66,591	224,115	40	(5,933)	284,813

Property, Plant and Equipment, at cost:
Refineries, terminal equipment and pipelines	—	500,555	—	(11,053)	489,502
Furniture, fixtures and other equipment	1,111	5,031	—	—	6,142

	1,111	505,586	—	(11,053)	495,644
Less — accumulated depreciation	866	179,180		(6,850)	173,196

	245	326,406	—	(4,203)	322,448
Deferred Financing Costs, net	3,299	710	—	—	4,009
Commutation Account	19,550	—	—	—	19,550
Prepaid Insurance	6,593	—	—	—	6,593
Other Assets	4,884	—	—	—	4,884
Investment in Subsidiaries	264,016	—	—	(264,016)	—

TOTAL ASSETS	$365,178	$551,231	$40	$(274,152)	$642,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,736	$175,496	$3	$—	$177,235
Revolving credit facility	—	45,750	—	—	45,750
Accrued turnaround cost	—	10,412	—	—	10,412
Accrued liabilities and other	1,587	8,426	269	—	10,282
Accrued interest	2,504	9	—	—	2,513

TOTAL CURRENT LIABILITIES	5,827	240,093	272	—	246,192

Long-Term Debt	168,689	—	—	—	168,689
Long-Term Accrued and Other Liabilities	—	36,954	—	—	36,954
Deferred Credits and Other	3,723	532	—	—	4,255
Deferred Income Taxes	16,930	38,183	—	(38,183)	16,930
Payable to Affiliated Companies	732	3,271	—	(4,003)	—
Shareholders’ Equity:
Common stock	57,504	1	12,251	(12,252)	57,504
Paid-in capital	106,443	310,828	280,832	(591,660)	106,443
Retained earnings	46,117	(77,707)	(293,315)	372,519	47,614
Accumulated other comprehensive income (loss)	573	(924)	—	(573)	(924)
Treasury stock	(39,914)	—	—	—	(39,914)
Deferred employee compensation	(1,446)	—	—	—	(1,446)

TOTAL SHAREHOLDERS’ EQUITY	169,277	232,198	(232)	(231,966)	169,277

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$365,178	$551,231	$40	$(274,152)	$642,297

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$106,118	$6,246	$—	$—	$112,364
Trade receivables	—	81,154	—	—	81,154
Note receivables	—	1,449	—	—	1,449
Other receivables	86	901	—	—	987
Receivable from affiliated companies	—	597	18	(615)	—
Inventory of crude oil, products and other	—	105,160	—	—	105,160
Deferred tax assets	5,346	5,159	—	(5,159)	5,346
Other current assets	231	2,279	—	—	2,510

TOTAL CURRENT ASSETS	111,781	202,945	18	(5,774)	308,970

Property, Plant and Equipment, at cost:
Refineries, terminal equipment and pipelines	—	459,001	—	(11,053)	447,948
Furniture, fixtures and other equipment	1,064	4,055	—	—	5,119

	1,064	463,056	—	(11,053)	453,067
Less — accumulated depreciation	753	149,668		(6,294)	144,127

	311	313,388	—	(4,759)	308,940
Deferred Financing Costs, net	5,307	153	—	—	5,460
Other Assets	4,137	1,370	—	—	5,507
Investment in Subsidiaries	279,055	—	—	(279,055)	—

TOTAL ASSETS	$400,591	$517,856	$18	$(289,588)	$628,877

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41	$174,848	$28	$—	$174,917
Accrued turnaround cost	—	12,849	—	—	12,849
Accrued liabilities and other	1,649	7,177	269	—	9,095
Accrued interest	3,854	2	—	—	3,856

TOTAL CURRENT LIABILITIES	5,544	194,876	297	—	200,717

Long-Term Debt	207,966	—	—	—	207,966
Long-Term Accrued and Other Liabilities	—	32,797	—	—	32,797
Deferred Credits and Other	3,032	931	—	—	3,963
Deferred Income Taxes	15,176	32,548	—	(32,548)	15,176
Payable to Affiliated Companies	615	2,249	—	(2,864)	—
Shareholders’ Equity:
Common stock	57,469	1	12,251	(12,252)	57,469
Paid-in capital	102,557	310,579	262,793	(573,372)	102,557
Retained earnings	48,651	(55,527)	(275,323)	331,820	49,621
Accumulated other comprehensive income (loss)	372	(598)	—	(372)	(598)
Treasury stock	(37,959)	—	—	—	(37,959)
Deferred employee compensation	(2,832)	—	—	—	(2,832)

TOTAL SHAREHOLDERS’ EQUITY	168,258	254,455	(279)	(254,176)	168,258

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$400,591	$517,856	$18	$(289,588)	$628,877

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES
Net income	$3,232	$40,900	$(17,992)	$(22,908)	$3,232
Equity in earnings of subsidiaries	(48,949)	—	—	48,949	—
Depreciation	113	29,275	—	(556)	28,832
Deferred finance cost and bond discount amortization	2,206	322	8,114	—	10,642
Deferred employee compensation amortization	1,386	—	—	—	1,386
Decrease allowance for doubtful trade and note receivables	—	(186)	—	—	(186)
Impairment loss on asset to be sold	232	(43)	—	—	189
Deferred income taxes	2,655	25,485	—	(25,485)	2,655
Long-term commutation account and prepaid insurance	(26,566)	—	—	—	(26,566)
Amortization of long-term prepaid insurance	423	—	—	—	423
Other	(496)	(194)	—	—	(690)
Changes in components of working capital from operations	49	(25,946)	(25)	—	(25,922)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(65,715)	69,613	(9,903)	—	(6,005)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(47)	(33,630)	—	—	(33,677)
Proceeds from sale of assets	240	64	—	—	304
Other investments	(32)	(895)	—	—	(927)
Investment in subsidiaries	(18,039)	—	18,039	—	—

NET CASH USED IN INVESTING ACTIVITIES	(17,878)	(34,461)	18,039	—	(34,300)

FINANCING ACTIVITIES
Proceeds from issuance of 8% Senior Notes, net of discount	—	—	218,143	—	218,143
Repurchase of 9 1/8% Senior Notes	(39,475)	—	—	—	(39,475)
Repurchase of 8% Senior Notes	—	—	(220,000)	—	(220,000)
Revolving credit facility borrowings, net	—	45,750	—	—	45,750
Proceeds from issuance of common stock	1,441	—	—	—	1,441
Purchase of treasury stock	(1,075)	—	—	—	(1,075)
Dividends paid	(5,187)	—	—	—	(5,187)
Deferred finance costs and other	—	(879)	(6,257)	—	(7,136)
Intercompany transactions	81,617	(81,595)	(22)	—	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	37,321	(36,724)	(8,136)	—	(7,539)

Increase in cash and cash equivalents	(46,272)	(1,572)	—	—	(47,844)
Cash and cash equivalents, beginning of period	106,118	6,246	—	—	112,364

Cash and cash equivalents, end of period	$59,846	$4,674	$—	$—	$64,520

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES
Net Income	$1,028	$18,760	$25	$(18,785)	$1,028
Equity in earnings of subsidiaries	(31,704)	—	—	31,704	—
Depreciation and amortization	247	27,640	—	(555)	27,332
Deferred finance cost and bond discount amortization	1,123	910	—	—	2,033
Deferred employee compensation amortization	907	—	—	—	907
Increase allowance for doubtful trade and note receivables	—	800	—	—	800
Impairment loss on asset to be sold	363	—	—	—	363
Deferred income taxes	1,149	12,364	—	(12,364)	1,149
Other	2	(564)	—	—	(562)
Changes in components of working capital from operations	3,035	14,721	16	—	17,772

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(23,850)	74,631	41	—	50,822

INVESTING ACTIVITIES
Additions to property, plant and equipment and other	(250)	(29,267)	—	—	(29,517)
Other investments	(100)	—	—	—	(100)
El Dorado Refinery acquisition — contingent earn-out payment	—	(7,500)	—	—	(7,500)
Investment in subsidiaries	(181,867)	—	181,867	—	—

NET CASH USED IN INVESTING ACTIVITIES	(182,217)	(36,767)	181,867	—	(37,117)

FINANCING ACTIVITIES
Repurchase of 9 1/8% Senior Notes	(1,090)	—	—	—	(1,090)
Proceeds from issuance of common stock	1,702	—	—	—	1,702
Purchase of treasury stock	(787)	—	—	—	(787)
Dividends paid	(5,161)	—	—	—	(5,161)
Intercompany transactions	214,061	(32,153)	(181,908)	—	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	208,725	(32,153)	(181,908)	—	(5,336)

Increase in cash and cash equivalents	2,658	5,711	—	—	8,369
Cash and cash equivalents, beginning of period	103,460	535	—	—	103,995

Cash and cash equivalents, end of period	$106,118	$6,246	$—	$—	$112,364

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

FRONTIER OIL CORPORATION

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001 (Unaudited)

		FHI	Other Non-
		(Guarantor	Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated

	(In thousands)
OPERATING ACTIVITIES
Net Income	$107,653	$102,794	$62	$(102,856)	$107,653
Equity in earnings of subsidiaries	(166,828)	—	—	166,828	—
Depreciation and amortization	227	25,338	—	(555)	25,010
Deferred finance cost and bond discount amortization	1,195	973	—	—	2,168
Deferred employee compensation amortization	380	—	—	—	380
Deferred income taxes	9,463	63,417	—	(63,417)	9,463
Other	(20)	401	—	—	381
Changes in components of working capital from operations	(3,153)	(3,327)	—	—	(6,480)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(51,083)	189,596	62	—	138,575

INVESTING ACTIVITIES
Additions to property, plant and equipment and other	(46)	(22,699)	—	—	(22,745)
Other investments	—	(79)	—	—	(79)
Investment in subsidiaries	(12,000)	—	12,000	—	—

NET CASH USED IN INVESTING ACTIVITIES	(12,046)	(22,778)	12,000	—	(22,824)

FINANCING ACTIVITIES
Repurchase of 9 1/8% Senior Notes	(24,410)	—	—	—	(24,410)
Repurchase of 11 3/4% Notes	(6,541)	—	—	—	(6,541)
Revolving credit facility borrowings, net	—	(23,000)	—	—	(23,000)
Proceeds from issuance of common stock	3,271	—	—	—	3,271
Purchase of treasury stock	(22,600)	—	—	—	(22,600)
Dividends paid	(2,629)	—	—	—	(2,629)
Deferred finance costs and other	13	(306)	—	—	(293)
Intercompany transactions	175,753	(163,691)	(12,062)	—	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	122,857	(186,997)	(12,062)	—	(76,202)

Increase in cash and cash equivalents	59,728	(20,179)	—	—	39,549
Cash and cash equivalents, beginning of period	43,732	20,714	—	—	64,446

Cash and cash equivalents, end of period	$103,460	$535	$—	$—	$103,995

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Frontier Oil Corporation
Houston, Texas

We have audited the consolidated financial statements of Frontier Oil Corporation as of December 31, 2003 and 2002 and for the years then ended, and have issued our report thereon dated February 19, 2004 (November 17, 2004 as to note 12). Our audits also included the 2003 and 2002 financial statement schedules of Frontier Oil Corporation listed in Item 8.01 Other Events of this Current Report on Form 8-K. These financial statement schedules are the responsibility of the Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the 2003 and 2002 financial statement schedules, when considered in relation to the 2003 and 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The financial statement schedules for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion, in their report dated February 8, 2002, that such 2001 financial statement schedules, when considered in relation to the 2001 basic consolidated financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas

February 19, 2004

      Frontier Oil Corporation dismissed Arthur Andersen LLP on March 28, 2002 and subsequently engaged Deloitte & Touche LLP as its independent auditors. The predecessor auditors’ report appearing below is a copy of Arthur Andersen LLP’s previously issued opinion dated February 8, 2002. Since Frontier Oil Corporation is unable to obtain a manually signed audit report, a copy of Arthur Andersen LLP’s most recent signed and dated report has been included to satisfy filing requirements, as permitted under Rule 2-02(e) of Regulation S-X.

To Frontier Oil Corporation:

      We have audited in accordance with auditing standards generally accepted in the United States, the financial statements included in Frontier Oil Corporation’s annual report to shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated February 8, 2002. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedules listed in the index above are the responsibility of the Company’s management and are presented for purposes of complying with the Securities and Exchange Commission’s rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas

February 8, 2002

SCHEDULE I

FRONTIER OIL CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS
As of December 31,

	2003	2002

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$59,846	$106,118
Receivables	710	86
Deferred tax current asset	5,967	5,346
Other current assets	68	231

Total current assets	66,591	111,781

Property, Plant and Equipment, at cost —
Furniture, fixtures and other	1,111	1,064
Less — Accumulated depreciation	(866)	(753)

	245	311
Assets Held for Sale	—	472
Investment in Subsidiaries	264,016	279,055
Commutation Account	19,550	—
Prepaid Insurance	6,593	—
Other Assets	8,183	8,972

TOTAL ASSETS	$365,178	$400,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,736	$41
Other accrued liabilities	4,091	5,503

Total current liabilities	5,827	5,544

Deferred Income Taxes	16,930	15,176
Deferred Revenues and Other	3,723	3,032
Payable to Affiliated Companies	732	615
Long-Term Debt	168,689	207,966
Shareholders’ Equity	169,277	168,258

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$365,178	$400,591

The “Notes to Condensed Financial Information of Registrant” and the “Notes to Consolidated Financial Statements” in the 2003 Annual Report to Shareholders incorporated herein by reference, are an integral part of these financial statements.

SCHEDULE I

FRONTIER OIL CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENTS OF INCOME
For the Three Years Ended December 31,

	2003	2002	2001

	(In thousands)
Revenues:
Equity in earnings of subsidiaries	$48,949	$31,704	$166,828
Other income	(17)	(1)	24

	48,932	31,703	166,852

Costs and Expenses:
Selling and general expenses	7,936	6,208	5,900
Merger termination and legal costs (Note 4)	8,739	—	—
Depreciation	113	247	227

	16,788	6,455	6,127

Operating Income	32,144	25,248	160,725
Interest Expense and Other Financing Costs	26,981	24,858	27,543
Interest Income	(1,004)	(1,698)	(2,517)

Income before Income Taxes	6,167	2,088	135,699
Provision for Income Taxes	2,935	1,060	28,046

Net Income	$3,232	$1,028	$107,653

The “Notes to Condensed Financial Information of Registrant” and the “Notes to Consolidated Financial Statements” in the 2003 Annual Report to Shareholders incorporated herein by reference, are an integral part of these financial statements.

SCHEDULE I

FRONTIER OIL CORPORATION

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

STATEMENTS OF CASH FLOWS
For the Three Years Ended December 31,

	2003	2002	2001

	(In thousands)
Operating Activities
Net income	$3,232	$1,028	$107,653
Equity in earnings of subsidiaries	(48,949)	(31,704)	(166,828)
Depreciation	113	247	227
Deferred income taxes	2,655	1,149	9,463
Other	(22,766)	5,430	(1,598)

Net cash used by operating activities	(65,715)	(23,850)	(51,083)

Investing Activities
Additions to property, plant and equipment and other	(79)	(350)	(46)
Proceeds from sale of asset	240	—	—
Investment in subsidiaries	(18,039)	(181,867)	(12,000)

Net cash used by investing activities	(17,878)	(182,217)	(12,046)

Financing Activities
Repurchases of debt:
9 1/8% Senior Notes	(39,475)	(1,090)	(24,410)
11 3/4% Senior Notes	—	—	(6,541)
Proceeds from issuance of common stock	1,441	1,702	3,271
Purchase of treasury stock	(1,075)	(787)	(22,600)
Change in intercompany balances, net	117	(30,453)	953
Dividends paid to shareholders	(5,187)	(5,161)	(2,629)
Dividends received from subsidiaries	81,500	244,514	174,800
Other	—	—	13

Net cash provided by financing activities	37,321	208,725	122,857

(Decrease) increase in cash and cash equivalents	(46,272)	2,658	59,728
Cash and cash equivalents, beginning of period	106,118	103,460	43,732

Cash and cash equivalents, end of period	$59,846	$106,118	$103,460

The “Notes to Condensed Financial Information of Registrant” and the “Notes to Consolidated Financial Statements” in the 2003 Annual Report to Shareholders incorporated herein by reference, are an integral part of these financial statements.

SCHEDULE I

FRONTIER OIL CORPORATION

NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

December 31, 2003

(1) General

      The accompanying condensed financial statements of Frontier Oil Corporation (Registrant) should be read in conjunction with the consolidated financial statements of the Registrant and its subsidiaries included in the Registrant’s 2003 Annual Report to Shareholders.

(2) Long-term debt

      The components (in thousands) of long-term debt are as follows:

	2003	2002

11 3/4% Senior Notes, net of unamortized discount	$168,689	$168,491
9 1/8% Senior Notes	—	39,475

	$168,689	$207,966

(3) Five-year maturities of long-term debt

      The 11 3/4% Senior Notes are due 2009; until then there are no maturities of long-term debt.

(4) On March 31, 2003 the Company announced that it had entered into an agreement with Holly Corporation (“Holly”) pursuant to which the two companies would merge. On August 20, 2003, Frontier announced that Holly had advised the Company that Holly was not willing to proceed with the merger agreement on the agreed terms. As a result, the Company filed suit for damages in the Delaware Court of Chancery. On September 2, 2003, Holly filed an answer and counterclaims, denying our claims, asserting that Frontier repudiated the merger agreement by filing the Delaware lawsuit, and claiming among other things that the Beverly Hills, California litigation caused the Company to be in breach of its representations and warranties in the merger agreement. Frontier has denied all of Holly’s counterclaims. Trial on the suit and Holly’s counterclaims is scheduled to begin the week of February 23, 2004. The $8.7 million of “Merger termination and legal costs” for the year ended December 31, 2003 included $3.0 million in transaction related costs and $5.7 million in ongoing legal expenses incurred (on an accrual basis) on the Holly lawsuit. Additional net costs of approximately $18.0 million related to the issuance and termination of debt for the anticipated merger have reduced the “Equity in earnings in subsidiaries” on our 2003 statement of income.

SCHEDULE II

FRONTIER OIL CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31,

	Balance at
	Beginning of			Balance at End
Description	Period	Additions	Deductions	of Period

	(In thousands)
2003
Allowance for doubtful accounts	$1,300	$103	$903	$500
Turnaround accruals(1)	26,862	12,163	12,383	26,642
Valuation allowance on deferred tax assets	1,555	—	—	1,555
2002
Allowance for doubtful accounts	500	800	—	1,300
Turnaround accruals(1)	25,837	10,969	9,944	26,862
Valuation allowance on deferred tax assets	—	1,555	—	1,555
2001
Allowance for doubtful accounts	500	—	—	500
Turnaround accruals(1)	31,056	10,637	15,856	25,837
Valuation allowance on deferred tax assets	24,603	—	24,603	—

(1)	The turnaround accrual deductions are actual costs incurred.

Item 9.01.	Financial Statements and Exhibits.

      (c) — Exhibits

Exhibit
Number	Description of Exhibit

23.1	Consent of Deloitte & Touche LLP

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By:	/s/ JULIE H. EDWARDS

Julie H. Edwards
Executive Vice President — Finance and
Administration and Chief Financial Officer

Date: November 18, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

23.1	Consent of Deloitte & Touche LLP